Exhibit 3.15

State of Delaware Secretary of State Division of Corporations Delivered 12:02 PM 11/30/2007 FILED 12:02 PM 11/30/2007 SRV 071270819 — 3715596 FILE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF FORMATION
OF
TECO OCEAN SHIPPING, LLC
(Under Section 18-202 of the Delaware
Limited Liability Company Act)
          It is hereby confirmed that:
          1. The name of the limited liability company is TECO Ocean Shipping, LLC (the “Company”).
          2. The certificate of formation of the Company, filed with the Secretary of State of the State of Delaware on October 15, 2003, is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article FIRST the following new Article:
          “FIRST: The name of the limited liability company formed hereby is U.S. United Ocean Holding, LLC.”
          Executed on November 29, 2007.

/s/ Sal Litrico
Name:	Sal Litrico
Title:	President